UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Nu Horizons Electronics Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NU HORIZONS ELECTRONICS CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AUGUST 10, 2007

To our Stockholders:

The Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. will be held on Friday, August 10, 2007 at the Melville Marriott, 1350 Walt Whitman Drive, Melville, New York, at 10:00 a.m. At the meeting, you will be asked to vote on:

1.                The election of three directors to serve for a term of three years, until the 2010 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.                Ratification of the appointment of Lazar, Levine & Felix, LLP as auditors of Nu Horizons for fiscal 2008; and

3.                Any other matters that properly come before the meeting.

If you are a stockholder of record at the close of business on June 15, 2007, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about June 22, 2007.

Please sign, date and return the enclosed proxy as soon as possible so your shares may be voted as you direct.

By Order of the Board of Directors,

Richard S. Schuster
Secretary
Dated: Melville, New York
June 22, 2007

NU HORIZONS ELECTRONICS CORP.

70 Maxess Road

Melville, New York  11747

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Friday, August 10, 2007

Our annual meeting of stockholders will be held on Friday, August 10, 2007 at the Melville Marriott, 1350 Walt Whitman Drive, Melville, New York 11747, at 10:00 a.m.

Our Board of Directors is soliciting your proxy to vote your shares of common stock at the annual meeting. This proxy statement, which was prepared by our management for our Board of Directors, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being sent to stockholders on or about June 22, 2007.

ABOUT THE MEETING

What is being considered at the meeting?

You will be voting

•       for the election of 3 directors for a term of 3 years, and

•       to ratify the appointment of Lazar, Levine & Felix, LLP as auditors of Nu Horizons for fiscal 2008.

In addition, our management will report on our performance during fiscal 2007 and respond to your questions.

The Board of Directors does not intend to present at the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on June 15, 2007. Each share of stock is entitled to one vote.

How do I vote?

You can vote in two ways:

1.     By attending the meeting; or

2.     By completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may revoke your proxy at any time before the polls close at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting  instructions?

Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors and FOR the ratification of the appointment of Lazar, Levine & Felix, LLP as auditors for fiscal 2008.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 718-921-8200.

Will my shares be voted if I do not provide my proxy?

Yes, if they are held in a brokerage account. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote customers unvoted shares, which are referred to as “broker non-votes,” on certain routine matters, including the election of directors. When a brokerage firm votes its customer’s  unvoted shares, these shares are also counted for purposes of establishing a quorum. Shares represented by broker non-votes will be counted as voted by the brokerage firm in the election of directors and the ratification of the appointment of Lazar, Levine & Felix, LLP.

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of June 15, 2007, must be present at the meeting. This is referred to as a quorum. On June 15, 2007, we had 18,362,126 shares issued and outstanding.

What vote is required to approve each of the matters to be considered at the meeting?

Directors are elected by a plurality of the votes cast. “Plurality” means that the three individuals who receive the highest number of votes will be elected as directors. Abstentions will have no effect on the voting outcome with respect to the election of directors.

The approval of the other proposal—the ratification of the appointment of Lazar, Levine & Felix, LLP as auditors of Nu Horizons for fiscal 2008—requires that a majority of the shares of common stock present and voting be voted “FOR” the proposal. A properly executed proxy marked ABSTAIN with respect to such a matter will not be voted, although it will be counted for the purpose of determining if there is a quorum present. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes will be voted for the ratification of the appointment of Lazar, Levine & Felix LLP as auditors for fiscal 2008.

Who will count the votes?

Representatives of American Stock Transfer & Trust Company, the transfer agent for our common stock, will tabulate the votes.

PROPOSAL 1—

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than eleven directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The following table sets forth our directors:

Class I	Class II	Class III
(To Serve Until the	(To Serve Until the	(To Serve Until the
Annual Meeting of	Annual Meeting of	Annual Meeting of
Stockholders in 2009)	Stockholders in 2007)	Stockholders in 2008)
Herbert M. Gardner (1)(2)(3)	Dominic A. Polimeni (1)(2)(3)(4)	Arthur Nadata
David Siegel (1)(2)(3)	Richard S. Schuster	Martin Novick (1)(2)(3)

(1)          Member of Compensation Committee.

(2)          Member of Audit Committee.

(3)          Member of Nominating Committee.

(4)          Member of Acquisition Committee.

Kurt Freudenberg, Dominic A. Polimeni and Richard S. Schuster are nominated for election to Class II to hold office until our annual meeting of stockholders in 2010 or until their successors are chosen and qualified. Messrs. Polimeni and Schuster are currently serving as directors in Class II. Mr. Freudenberg is currently serving as a director but has not been assigned to a Class.

All of our nominees were recommended by our Nominating Committee, which recommendation was approved by our Board of Directors.

Nominee Biographies

Kurt Freudenberg (49 years old) has been a director since September 2006. Mr. Freudenberg became a Vice President of the Company on June 5, 2006 and Vice President-Finance and Chief Financial Officer on July 15, 2006. Prior to joining Nu Horizons Electronics Corp., from May 2005, Mr. Freudenberg was the Vice President Finance of Henry Schein, Inc., the largest distributor of healthcare products to office-based practitioners in the combined North American and European markets. From March 2001 to April 2005, Mr. Freudenberg was the Senior Vice President of Finance and Group Controller of Cendant Car Rental Group, Inc. (formerly Avis Group Holdings, Inc.). From July 1997 to March 2001, Mr. Freudenberg held various accounting and finance positions at Avis Group Holdings, Inc. until its acquisition by Cendent Car Rental Group. Prior to joining Avis Group, Mr. Freudenberg was employed by Grant Thornton LLP as a senior manager in their audit practice. Mr. Freudenberg was director of finance at NBC News from March to November 1996. From September 1984 to March 1996, Mr. Freudenberg was employed by Deloitte & Touche, LLP, where he held various positions of increasing responsibilities within the firm’s audit and mergers and acquisitions practices.

Dominic A. Polimeni (61 years old) has been a director since September 1997. He has more than 30 years’ experience in the distribution and Inventory Logistics Management (“ILM”) businesses and has been responsible for evaluating and negotiating over 50 acquisitions of distribution and ILM businesses. Since 1990, Mr. Polimeni has been President of Gulfstream Financial Group, Inc., a privately held financial consulting and investment-banking firm. From September 2003 through November 2004, he was a director, President and Chief Executive Officer of Distribution Dynamics, Inc., a privately held ILM company based in Eden Prairie, MN. Distribution Dynamics sold its business and assets through a Chapter 11 Section 363 sale under the U.S. Bankruptcy Code in 2004. From March 1995 through May 2002, Mr. Polimeni was Chairman and Chief Executive Officer of Questron Technology, Inc., a publicly held ILM company based in Boca Raton, Florida. Questron sold its business and assets through a Section 363 sale in 2002. Previously, he held the position of Chief Financial Officer of Arrow

Electronics, Inc., as well as other positions, including general management positions, with Arrow. Mr. Polimeni began his career as a certified public accountant in the New York office of Arthur Young & Company, now Ernst & Young LLP.

Richard S. Schuster (58 years old) is a director and has been our President since June of 2004 and a director since October 1982. Mr. Schuster was Vice President and Secretary since October 1982. For the seven years prior to joining us, Mr. Schuster served as manager of Capar Components Corp., an importer and distributor of passive components, and a wholly owned subsidiary of Diplomat Electronics Corp. For the six-year period prior to 1975, Mr. Schuster was employed by International Components Corp. and was responsible for production, engineering and sales of imported semiconductor and passive components.

Unless you indicate otherwise, shares represented by executed proxies will be voted FOR the election as directors of Messrs. Polimeni, Schuster and Freudenberg. If any of them is unavailable, the shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

The Board of Directors recommends a vote FOR the nominees listed above.

Standing Director Biographies

Arthur Nadata (61 years old) has been our Chairman of the Board since June 2004, our Chief Executive Officer since September 1996 and a director since October 1982. Mr. Nadata had been our President and Treasurer from October 1982 to September 1996. Prior to joining us in October 1982, Mr. Nadata worked for eighteen years for Diplomat Electronics Corp. in various operational and sales positions of increasing responsibility, eventually becoming corporate vice president of sales and marketing.

Martin Novick (71 years old) has been a director since September 24, 2003. Presently he is group Vice President of Sales at Audiovox Electronics Corporation, where he has served as Vice President for the past 35 years. He has been in the consumer electronics business for 45 years with expertise in both purchasing and marketing. He is President of Ren-Mar Enterprises Ltd., a private investment company located in Toronto, Canada. He is also a partner in Great American Realty, a private investment company.

Herbert M. Gardner (67 years old) has been a director since May 1984. Mr. Gardner has been Executive Vice President and Treasurer of Barrett Gardner Associates, Inc., an investment banking firm, since October 2002 and prior thereto, for twenty-eight years was Senior Vice President for Janney Montgomery Scott LLC and its predecessors. Mr. Gardner is Chairman of the Board of Supreme Industries Inc., a manufacturer of specialized truck bodies and buses. Mr. Gardner also serves as a director of Rumson-Fair Haven Bank & Trust, a community commercial bank and trust company; TGC Industries, Inc., a seismic services company; and Co-Active Marketing Group, Inc., a marketing and sales promotion company.

David Siegel (81 years old) has been a director since June 2000. For more than the past five years Mr. Siegel has been a Vice President and director of Great American Electronics, a distribution company, which he founded. Mr. Siegel is also a director of Micronetics Inc., a company that designs, develops, manufactures and markets wireless components and test equipment and Surge Components Inc., a supplier of electronic products and components. Mr. Siegel previously served on our Board of Directors from September 1991 to October 1996.

Director Independence

The Board of Directors has determined that each of Messrs. Gardner, Polimeni, Novick and Siegel are independent in accordance with Nasdaq rules. To determine independence, the Board of Directors applied the categorical standards of independence included in NASD Rule 4200(a)(15),  which include a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with Nu Horizons. All of the standing committees of the Board are composed of independent directors. These committee are:  the Audit Committee, the Compensation Committee, the Nominating Committee and the Acquisition Committee.

Board of Directors and Committee Meetings

There were six meetings of the Board of Directors during the fiscal year ended February 28, 2007. All directors attended all of the meetings of the Board of Directors and the meetings of the committees on which they served during fiscal 2007.

During the fiscal year ended February 28, 2007, there were five meetings of the Compensation Committee. Each of the members of the Compensation Committee attended all of the meetings. Our Compensation Committee reviews the performance of our executive officers and reviews compensation programs for our officers and key employees, including cash bonus levels and grants under our stock option and incentive plans. See “Compensation Committee Report on Executive Compensation.”  A copy of our Compensation Committee charter is available on our website at www.nuhorizons.com.

For the fiscal year ended February 28, 2007, there were six meetings of the Audit Committee. Each of the directors who was a member of the Audit Committee attended all of the Audit Committee meetings. Our Audit Committee is involved in discussions with our independent public accountants with respect to the scope and results of our year-end audit, our internal accounting controls and the professional services furnished by the independent auditors to us. Our Audit Committee is also involved in the review of the adequacy and effectiveness of our internal controls and of our disclosure controls and procedures. See “Audit Committee Report.”  A copy of our Audit Committee charter is available on our website at www.nuhorizons.com.

For the fiscal year ended February 28, 2007, there was one meeting of the Nominating Committee. Our Nominating Committee is responsible for reviewing suggestions of candidates for director made by directors, stockholders, management and others and for making recommendations to the Board regarding the composition of the Board and nomination of individual candidates for election to the Board. In fulfilling its responsibilities for identifying and evaluating nominees for director, the Nominating Committee takes into account the prior experience of director nominees and its application to their responsibilities as a director of Nu Horizons; however, there are no stated minimum qualifications for director nominees. The Nominating Committee will consider nominee recommendations made by stockholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the procedures set forth below under “Stockholder Nominees for Director.”  A copy of our Nominating Committee charter is available on our website at www.nuhorizons.com.

Due to the fact that all of our outside directors are members of each of the Audit Committee, Compensation Committee and Nominating Committee, each meeting of those committees was a meeting of all of our outside directors. In addition, during the fiscal year ended February 28, 2007, there was one (1) meeting of the outside directors other than in their capacity as members of a specific committee and nine meetings of the Acquisition Committee. The Acquisition Committee is responsible for evaluating strategic opportunities available to Nu Horizons.

Director Attendance at Annual Meetings

Our Board of Directors has adopted a policy which provides that directors are required to attend our Annual Meetings of Stockholders. All of our directors attended last year’s Annual Meeting.

Guidelines for Business Conduct

Our Board of Directors has adopted a Code of Business Conduct applicable to Nu Horizons’ officers and employees, and has also adopted a Code of Ethics for its senior financial officers. These codes of ethics are posted on the Company’s website at www.nuhorizons.com in the Investor Relations section. Any amendment of the codes of ethics or waiver thereof applicable to any director or executive officer of Nu Horizons, including the Chief Executive Officer or any senior financial officer, will be disclosed on Nu Horizons’ website within four business days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

Stockholder Nominees for Director

Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered:

•       in the case of an annual meeting, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is not within 30 days of the anniversary date of the prior year’s annual meeting, the notice must be received a reasonable time before we begin to print and mail our proxy materials; and

•       in the case of a special meeting of stockholders called for the purpose of electing directors, the notice must be received a reasonable time before we begin to print and mail our proxy materials.

The stockholder’s notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the number of shares of common stock of Nu Horizons which are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) his name and record address, (b) the number of shares of common stock of the corporation which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (d) a representation by him that he is a holder of record of stock of Nu Horizons entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Policy For Shareholder Communications

Mail can be addressed to directors in care of the Office of the Secretary, Nu Horizons Electronics Corp., 70 Maxess Road, Melville, NY 11747. At the direction of the Board of  Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Management Directors” will be forwarded or delivered to each of the non-employee directors. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board.

Certain Relationships and Related Person Transactions

Effective May 2007, the Board adopted Related Persons Transaction Policies and Procedures, or the Related Persons Policy, which makes all transactions with related persons subject to approval or ratification by our Audit Committee. The Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving (i) the Company or a subsidiary, (ii) amounts in excess of $120,000 and (iii) a Related Person (a term that includes executive officers, directors, holders of 5% or more of the Company’s stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the Related Person, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director and whether the transaction is material, among other considerations. In the event that prior approval is not feasible, the Related Persons Policy provides that a transaction may be ratified by the Audit Committee as soon as reasonably practicable following the date of the transaction.

To identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires which, among other things, requires each of them to identify any transactions with us in which the officer or director or their family members have an interest. In fiscal 2007 there were no new transactions with Related Persons which required the review of our Audit Committee. The transactions described below are pursuant to arrangements that were established prior to the adoption of the Related Persons Policy and which were ratified by the Audit Committee:

•       For the fiscal year ended February 28, 2007, we received an aggregate $288,000 in respect of various electronic components sold to Brevan Electronics, a corporation in which Stuart Schuster, Mr. Schuster’s brother, is an officer and owns a greater than ten percent equity interest.

•       During the fiscal year ended February 28, 2007, we employed Beth Bart, a daughter of Mr. Nadata, as an Inside Sales representative. Ms. Bart received a total of $86,000 in compensation for the fiscal year.

PROPOSAL 2—

RATIFICATION OF APPOINTMENT OF LAZAR, LEVINE & FELIX, LLP AS AUDITORS FOR 2008

Our Audit Committee charter provides that the Audit Committee shall appoint annually a firm of independent registered public accountants to serve as auditors. The Audit Committee has appointed Lazar, Levine & Felix, LLP to act as auditors for our fiscal year ending February 29, 2008. Lazar, Levine & Felix, LLP has served as Nu Horizons’ auditors since 1982.

Although the Audit Committee has sole authority to appoint auditors, it would like to know the opinion of the shareholders regarding its appointment of Lazar, Levine & Felix, LLP as auditors for 2008. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Lazar, Levine & Felix, LLP as auditors for 2008, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Lazar, Levine & Felix, LLP. Even if the stockholders ratify the appointment of Lazar, Levine & Felix, LLP, the Audit Committee in its discretion may select a different independent registered public accounting firm to serve as auditors at any time during the year if it determines that such a change would be in the best interests of Nu Horizons and its stockholders.

The affirmative vote of a majority of the votes cast on this proposal in person or by proxy at the annual meeting is required for ratification of the appointment of Lazar, Levine & Felix, LLP as auditors for 2008.

The Board of Directors recommends a vote FOR ratification of the appointment of Lazar, Levine & Felix, LLP as auditors for 2008.

Lazar, Levine & Felix, LLP acted as the Company’s independent registered public accounting firm for the fiscal year ended February 28, 2007. Representatives of Lazar, Levine & Felix, LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

AUDIT AND RELATED FEES

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered by Lazar, Levine & Felix LLP during fiscal 2007 and 2006:

	2007	2006
Audit fees(1)	$310,000	$347,000
Audit related fees(2)	55,405	88,000
Tax fees(3)	42,000	43,000
All Other(4)	12,115	25,000
	$419,520	$503,000

(1)          Audit fees represent fees billed and expected to be billed for professional services rendered in connection with:  (a) audits and reviews of the fiscal 2007 and 2006 Nu Horizons Electronics Corp. consolidated financial statements, in accordance with standards of the PCAOB; (b) consultations on accounting matters reflected in the financial statements; and (c) attestation services with respect to securities offerings and SEC filings.

(2)          Audit-related fees represent fees billed for professional services rendered in connection with the audit of Nu Horizons Electronics Corp. internal controls.

(3)          Tax fees represent fees billed for professional services rendered in connection with:  (a) tax compliance and (b) consultations related to tax audits.

(4)          Accounting consultation on the implementation of Sarbanes Oxley Section 404 for 2007 and 2006 and the audit of the Company’s employee benefit plans.

Audit Committee Pre-Approval

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent auditors, and the compensation, fees and terms for such services. The Audit Committee also has determined not to adopt any blanket pre-approval policy but instead to require that the Committee pre-approve the compensation and terms of service for audit services provided by the independent auditors and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Audit Committee has also determined to require pre-approval by the Audit Committee or its Chairman of the compensation and terms of service for any permitted non-audit services provided by the independent auditors. Any proposed non-audit services exceeding any pre-approved fee levels require further pre-approval by the Audit Committee or its Chairman. The chief financial officer  reports regularly to the Audit Committee on the services performed and fees incurred by the independent auditors for audit and permitted non-audit services during the prior quarter.

AUDIT COMMITTEE REPORT

As required by the Audit Committee’s written charter which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed the audited financial statements with Nu Horizons’ management and discussed with Lazar, Levine & Felix, LLP, Nu Horizons independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received from Lazar, Levine & Felix, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Lazar, Levine & Felix, LLP that firm’s independence. Based upon the review and discussions with management and the discussion with the independent accountants referred to above, the Audit Committee recommended to the Board of Directors of Nu Horizons that the audited consolidated financial statements for Nu Horizons be included in Nu Horizons Annual Report on Form 10-K for the fiscal year ended February 28, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to Lazar, Levine & Felix, LLP during the last fiscal year for audit and non-audit services, which are set forth above under “Audit Fees,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

The Audit Committee:
Dominic A. Polimeni, Chairman
Herbert M. Gardner
David Siegel
Martin Novick

Independence of Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. In fiscal 2007, our Audit Committee consisted of Dominic A. Polimeni (Chairman), Herbert M. Gardner, David Siegel and Martin Novick. Each of the persons who serve on the Committee was independent during fiscal 2007, as defined by Rule 4200(a)(15) of the NASD listing standards. The Board of Directors has determined that Dominic A. Polimeni qualifies as an “audit committee financial expert” under SEC rules.

MANAGEMENT

Our Officers

Our executive officers are:

Name	Position held with the Company
Arthur Nadata	Chairman of the Board and Chief Executive Officer
Richard S. Schuster	President, Chief Operating Officer and Secretary
Kurt Freudenberg	Chief Financial Officer, Vice President-Finance and Treasurer

All officers serve at the discretion of the Board.

For the biographies of our executive officers, please see “Proposal 1—Election of Directors.”

STOCK OWNERSHIP

The following table sets forth, as of June 15, 2007, certain information with regard to the record and beneficial ownership of our common stock by (i) all persons known to us to be beneficial owners of more than 5% of our outstanding common stock, based solely on filings with the Commission; (ii) each director, (iii) Nu Horizons’ Chief Executive Officer and the three other most highly compensated executive officers of Nu Horizons; and (iv) all executive officers and directors as a group.

NAME	SHARES		PERCENT
Kurt Freudenberg	30,000	(1)	*
Herbert M. Gardner	139,360	(2)(3)	*
Martin Novick	45,000	(2)	*
Dominic A. Polimeni	60,000	(2)	*
David Siegel	105,000	(2)	*
Arthur Nadata	1,217,204	(4)(5)(6)	7%
Richard S. Schuster	1,105,594	(4)(5)	6.1%
Deutsche Bank Investment Management	1,757,773	(7)	9.7%
Wasatch Advisors Inc.	1,745,757	(8)	9.6%
Dimensional Fund Advisors	1,524,092	(9)	8.4%
Keeley Asset Management Corp.	1,093,260	(10)	6.0%
Donald Smith & Co., Inc.	970,850	(11)	5.4%
All officers and directors as a group (7 persons)	2,702,158		14.8%

NOTES:

       (*) Less than 1% of our outstanding stock.

       (1) Consists of shares of restricted stock granted under the 2002 Key Employee Incentive Plan, the rights to which have not yet vested.

       (2) Includes options for 105,000 shares of common stock for Mr. Gardner, 15,000 shares for Mr. Novick, 60,000 shares for Mr. Polimeni and 75,000 shares for Mr. Siegel under the 2000 Outside Directors’ Stock Option Plan and 2002 Outside Directors’ Stock Option Plan.

       (3) Includes 4,330 shares owned by Mr. Gardner’s spouse, as to which he disclaims beneficial ownership and 19,210 shares held by his IRAs.

       (4) Includes for Mr. Schuster options exercisable within 60 days for 728,758 shares of common stock under the 1998 Stock Option Plan and 50,000 shares of restricted stock under the 2002 Key Employee Incentive Plan, the rights to which have not yet vested, and for Mr. Nadata options exercisable within 60 days for 741,009 shares under the 1998 Stock Option Plan and 50,000 shares of restricted stock under the 2002 Key Employee Incentive Plan, the rights to which have not yet vested. Also includes 300,641 shares and 400,000 shares owned by Mr. Schuster and Mr. Nadata, respectively.

       (5) Includes 26,195 shares of fully vested common stock owned through the Employees Stock Ownership Plan, which include voting power. These officers are also Trustees of the Plan.

       (6) Includes 400,000 shares of common stock owned jointly with Mr. Nadata’s spouse, with whom he shares both investment and voting power as to these shares.

       (7) 280 Park Avenue, New York, NY 10017

       (8) 150 Social Hall Ave., Salt Lake City, Utah 84111

       (9) 1299 Ocean Ave, 11th Fl., Santa Monica, CA 90401

(10) 401 South LaSalle Street, Suite 1201, Chicago, IL 60605

(11) 152 West 57th Street, 22nd Floor, New York, NY 10019

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file report of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. These officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

Based solely on our review of the copies of the forms and representations we have received, we believe that all our executive officers, directors and greater than ten percent of beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives and Overview

Nu Horizons’ current executive compensation programs are intended to achieve three fundamental objectives:  (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic and operating objectives of Nu Horizons; and (3) align executives’ interests with the long-term interests of Nu Horizons’ stockholders. As described in more detail below, the material elements of our current executive compensation program for our principal executive officer, principal financial officer and the other most highly compensated executive officer (“Named Officers”) include a base salary, an annual bonus opportunity, perquisites, retirement benefits, severance protection for certain actual or constructive terminations of the Named Officers’ employment, and, for two of our Named Officers, other post-termination benefits payable upon retirement, death or disability.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation	Objectives Attempted to be Achieved
Base Salary	• Attract and retain qualified executives
Bonus Compensation	• Motivate performance to achieve specific strategies and operating objectives
• Attract and retain qualified executives
Perquisites and Personal Benefits	• Attract and retain qualified executives
Equity-Based Compensation (stock options; restricted stock units)	• Attract and retain qualified management personnel and other key employees
• Motivate performance to achieve specific strategies and operating objectives
• Align Named Officers’ long-term interests with stockholders’ long-term interests
Retirement Benefits (e.g., 401(k))	• Attract and retain qualified executives
Severance and Other Benefits Upon Termination of Employment	• Attract and retain qualified executives
• Motivate performance to achieve specific strategies and operating objectives

As indicated in the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary will increase from year to year depending on cost-of-living or performance, among other things). We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of long-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

The annual bonus payable to each of Arthur Nadata, our principal executive officer, and Richard S. Schuster, our president, is established by the terms of their respective employment agreements (the “Officer Employment Agreements”) and is intended to motivate their performance to increase net income. The annual bonus opportunity of Kurt Freudenberg, our principal financial officer, is primarily intended to motivate his performance to achieve various operating objectives, including financial controls, strategic growth and earnings goals. We believe the bonuses paid to our Named Officers, under the Officer Employment Agreements and otherwise, also help us to attract and retain executives. Each executive’s annual bonus is paid out on an annual short-term basis and is designed to reward performance for that period.

Our equity-based compensation is primarily intended to align our executives’ long-term interests with stockholders’ long-term interests, although we also believe they help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Equity-based compensation is generally paid out or earned on a longer-term basis than cash compensation and is designed to reward performance over the term of the award.

The Compensation Committee’s general philosophy is that bonus and equity compensation should be consistent with sound corporate governance principles, as well as competitive compensation practices. The Compensation Committee believes incentive compensation fluctuates with the Company’s success in achieving financial and other goals, and that Nu Horizons should continue to use long-term compensation such as stock options and restricted stock to align stockholder and executives’ interests. The Compensation Committee and Nu Horizons’ Chairman believe in having a significant component of compensation derived from results-based incentive compensation, and therefore we have set executive base salaries near the median of peer companies.

The Compensation Committee has retained GK Partners, an outside executive compensation consulting firm (which provides no other services to the Company) to provide general compensation expertise, explore alternative incentive programs and analyze comparative compensation information for the Compensation Committee. In carrying out its responsibilities in 2007, the Committee sought the consulting firm’s advice regarding compensation levels within the industry and the advisability of adding shares to the 2002 Key Employee Stock Incentive Plan. Based on that advice, no additional shares are currently proposed to be added to this plan. In addition, the consulting firm provided valuable information to the Committee by benchmarking the Committee’s executive compensation program against those of a peer group of comparable electronics distribution companies, which was suggested by the consulting firm and which included such companies as All-American Semiconductor, Arrow Electronics, Inc., Bell Microproducts, Inc., Jaco Electronics, Inc., and Reptron Electronics, Inc. This benchmarking was performed for comparative purposes. The Committee then determined the amount of the components of our executive compensation program using, among other factors, the information provided to it by the consulting firm and taking into consideration that the base salary and, for certain Named Officers, the bonus, is established by contract.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, Nu Horizons’ policy is to pay our executives’ base salaries in cash.

On September 13, 1996, we signed the Officer Employment Agreements, as amended, with two of our Named Officers for a continually renewing five-year term. The Officer Employment Agreements specify a base salary of $226,545 for each Named Officer in 1997, which shall be increased each year by the change in the consumer price index. On May 25, 2007, we entered into an agreement with our principal financial officer, who is the other Named Officer (the “Freudenberg Agreement”) which specifies a base salary of $250,000. The base salary paid pursuant to the Freudenberg Agreement was established by the Compensation Committee in consultation with an executive search firm, our Chief Executive Officer and the Company’s outside compensation consulting firm which provided a benchmark analysis of cash compensation for CFO positions.

The base salary that was paid to each Named Officer in fiscal 2007 is the amount reported for such officer in Column (c) of the Summary Compensation Table.

Annual Bonuses

Nu Horizons’s policy is to pay any annual bonuses to the Named Officers in cash.

The annual bonus paid Messrs. Nadata and Schuster pursuant to the Officer Employment Agreements is established by the terms of such agreements and entitle each of them to an annual bonus equal to 3.33% (6.66% in the aggregate) of our consolidated earnings before income taxes. Mr. Freudenberg received a bonus of 26.25 percent of his annual salary.

According to the Company’s outside compensation consulting firm, the Company’s cash compensation is in line with average executive compensation among its peer companies.

Perquisites

In addition to base salaries and annual bonus opportunities, Nu Horizons provides the Named Officers with certain perquisites and personal benefits, including automobile-related expenses and medical benefits. We believe that certain perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Officer in 2007 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in footnote (1) to the Summary Compensation Table.

Equity-Based Compensation

Nu Horizons’s policy is that the Named Officers’ long-term compensation should be directly linked to the value provided to stockholders of Nu Horizons common stock. Accordingly, the Compensation Committee grants equity awards under the 2002 Key Employee Incentive Plan (the only stock incentive plan with shares remaining for grant) designed to link an increase in stockholder value to compensation. During 2007, the Compensation Committee made awards of an aggregate 263,000 shares of restricted stock to all employees, of which 115,000 shares were awarded to the Named Officers, including 15,000 shares of restricted stock granted to Mr. Freudenberg to induce him to accept employment with Nu Horizons, and did not award any grants of Stock Options to the Named Officers. The Compensation Committee believes that the use of these awards encourages executives to continue to use their best professional skills and to remain in Nu Horizons’s employ. Options granted by Nu Horizons under the 2002 Key Employee Incentive Plan generally vest and become exercisable in installments of 50% after one year and the balance on the next anniversary date. The life of the options is generally ten years. Grants of restricted stock generally vest over a period of seven years, with accelerated vesting upon the achievement of certain performance milestones. In reviewing the form of stock compensation (i.e., stock options v. restricted stock) granted to any or all eligible employee(s), the Compensation Committee will consider a variety of important administrative and technical factors, including (but not limited to):  (1) the overall availability of shares under the stock compensation Plan; (2) the dilution effects of shares granted under the Plan; (3) the number of stock options and restricted shares currently outstanding under the current Plan and all previous plans (individually and in the aggregate); (4) the number of options or restricted shares previously vested and/or exercised (individually and in the aggregate); (5) the overall compensation expense and current accounting impact of any past or future grants; and (6) the applicable tax implications of any such grant to both the employee and the Company. When considering equity grants, the Compensation Committee considers each Named Officer’s responsibilities, his performance during the prior year, his expected future contribution to Nu Horizons’s performance and competitive data on grant values at comparable companies.

Retirement Benefits and Deferred Compensation Opportunities

On December 1, 2004, our Board of Directors approved the adoption of the Nu Horizons Executive Retirement Plan (the “Retirement Plan”). The Board of Directors adopted the Retirement Plan to enable Nu Horizons to provide an unfunded retirement benefit to certain executive employees of Nu Horizons and its subsidiaries upon such executive’s retirement (as defined in the Retirement Plan). At the time the Board of Directors approved the Retirement Plan, they determined that the participation of each of Messrs. Nadata and Schuster, each a Founder (as defined in the Retirement Plan), would be contingent upon the execution and delivery by each of them of an amendment to their respective employment agreements, which amendment would provide that a termination of employment other than for death, disability or cause would be a “Retirement” under the  Retirement Plan. As a result, the “Effective Date” of the Retirement Plan is March 28, 2005, the date of such execution and delivery. Pursuant to the Retirement Plan, upon his Retirement, each of Messrs. Nadata and Schuster will be entitled to receive for five calendar years an annual cash benefit in an amount determined by the number of years of service he has provided to the company, ranging from a minimum of $310,000 for 20 years of service to a maximum of approximately $393,000 for 25 or more years of service.

Deferred compensation is a tax-advantaged means of providing the Named Officers with additional compensation that supplements their base salaries and bonus opportunities.

Severance and Other Benefits Upon Termination of Employment

Nu Horizons’s policy is to provide Named Officers with certain payments in the event of the termination of their employment prior to the end of their current employment term due to death, disability or other than “for cause” (as defined in their respective employment agreements). Nu Horizons selected such events because they are standard termination triggers in employment contracts. Nu Horizons determined that its failure to provide such standard termination provisions would adversely affect its ability to achieve its compensation objectives.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Officers in connection with their termination of employment or a Change in Control.

Stock Ownership Guidelines

The Company does not have formal guidelines for the amount of officer and director Nu Horizons stock ownership.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the deductibility by Nu Horizons of cash compensation in excess of $1 million paid to the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Base compensation paid to executive officers for 2006 were within the $1 million Section 162(m) threshold and should therefore be deductible by Nu Horizons. Stock options and restricted stock granted under Nu Horizons’ existing plans, as well as the formulaic portion of the cash bonus paid to Messrs. Nadata and Schuster, are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, Nu Horizons should be allowed to deduct compensation related to options granted under each of these plans and the formula portion of the cash bonuses.

Compensation Committee’s Report on Executive Compensation

Nu Horizons’s Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the non-employee directors named at the end of this report each of whom is independent as defined by the NASD Rule 4200(a)(15). The Compensation Committee has reviewed and discussed with management the disclosures contained in this Compensation Discussion and Analysis. Based upon this review and our discussions, the Nu Horizons Compensation Committee recommended to its Board of Directors that the Compensation Discussion and Analysis section be included in this Annual Proxy Statement and incorporated by reference into the Nu Horizons Annual Report on Form 10-K.

Compensation Committee of the Board of Directors
Herbert M. Gardner, Chairman Dominic A. Polimeni David Siegel Martin Novick

SEC filings sometimes “incorporate information by reference.”  This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this Compensation Committee Report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear above were committee members during all of fiscal 2007. No member of the Compensation Committee is or has been a former or current officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended February 28, 2007.

EXECUTIVE COMPENSATION

Compensation of Named Officers

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

As set forth on the following tables, compensation for Mr. Freudenberg reflects his employment with the Company beginning on June 5, 2006, as a Vice President and continuing, effective July 15, 2006, as Chief Financial Officer. Compensation for Mr. Paul Durando reflects his employment as Chief Financial Officer from the beginning of the fiscal year until his retirement effective July 15, 2006 and his continuing employment with the Company as a non-executive officer.

The discussion of the potential payments due upon a termination of employment or change in control, below, is intended to further explain the potential future payments that are, or may become, payable to our Named Officers.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)	Total ($)
Arthur Nadata	2007	280,000	539,000	57,000	300,000	58,000	1,234,000
Chairman and Chief Executive	2006 2005	280,000 264,000	259,000 176,000	— —	300,000 —	27,000 38,000	866,000 478,000
Kurt Freudenberg	2007	187,000	66,000	13,000	—	14,000	280,000
Chief Financial Officer	2006 2005	— —	— —	— —	— —	— —	— —
Richard S. Schuster	2007	292,000	539,000	57,000	300,000	40,000	1,228,000
President	2006 2005	280,000 264,000	259,000 176,000	0 0	300,000 —	24,000 35,000	863,000 475,000
Paul Durando	2007	118,760	13,165	—	—	—	131,925
Former Chief Financial Officer	2006 2005	180,000 180,000	19,000 13,000	— —	— —	1,800 1,800	200,800 194,800

(1)          The amounts disclosed in this column include our contributions on behalf of the named executive officer to the 401(k) retirement plan in amounts equal to a maximum of 1% of the executive officer’s annual salary and, for Messrs. Nadata and Schuster, contributions to life insurance policies where Nu Horizons is not the beneficiary, and the cost to us of the non-business use of company automobiles used by executive officers.

2007 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards $
		Threshold (#)		Target (#)		Maximum (#)
Arthur Nadata	9/22/06	50,000	(1)	50,000	(1)	50,000	(1)	623,000
Chairman and Chief Executive
Kurt Freudenberg	6/5/06	15,000	(2)	15,000	(2)	15,000	(2)	123,300
Chief Financial Officer
Richard S. Schuster	9/22/06	50,000	(1)	15,000	(1)	50,000	(1)	623,000
President
Paul Durando	—	0		0		0		0
Former Chief Financial Officer

(1)          Restricted Shares granted to Mssrs. Nadata and Schuster shall vest after the expiration of five years from the grant date, except that the rights to such Shares shall accelerate, as follows:  (i) after the expiration of two years from the grant date (a) at such time as the Company has cumulative diluted earnings per share of $1.80 for the period commencing on the grant date, the rights to 33,333 Restricted Shares, being 66 2/3% of the Restricted Shares, shall vest, and (b) at such time as the Company has cumulative diluted earnings per share of $3.05 for the period commencing on the grant date, the rights to 16,667 Restricted Shares, being the remaining 33 1/3% of the Restricted Shares, shall vest; (ii) upon the executive’s death while an employee of the Company, at which time his rights to any Restricted Shares not vested as of such date shall accelerate and be fully vested as of the date of death; and (iii) upon the occurrence of a “Change of Control,” as defined in the Plan, at which time the executive’s rights to any Restricted Shares not vested as of such date shall accelerate and be fully vested.

(2)          Restricted Shares granted to Mr. Freudenberg shall vest over a period of seven years, except that the rights to such shares shall accelerate, as follows:  (i) at such time as the Company has cumulative diluted earnings per share of $1.80 the rights to two-thirds of the restricted shares shall vest and (ii) after two years, at such time as the Company has cumulative diluted earnings per share of $3.05 the rights to the remaining one-third of the restricted shares shall vest.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arthur Nadata,	121,834	0	0	$3.89	5/29/08	50,000	50,000	494,000
Chairman and	218,375	0	0	$3.81	5/26/09
Chief Executive	157,500	0	0	$4.13	6/29/09
	150,000	0	0	$8.00	5/24/12
	150,000	0	0	$6.17	9/24/12
	90,000	0	0	$6.17	9/24/12
Kurt Freudenberg,	—	—	—	—	—	15,000	15,000	148,200
Chief Financial Officer
Richard S. Schuster,	81,460	0	0	$3.89	5/29/08	50,000	50,000	494,000
President	178,998	0	0	$3.81	5/26/09
	157,500	0	0	$4.13	6/29/09
	135,000	0	0	$8.00	5/24/12
	150,000	0	0	$6.17	9/24/12
	60,000	0	0	$6.17	9/24/12
Paul Durando,	50,000	0	0	$8.99	5/24/12	—	—	—
Former Chief Financial Officer

2007 Option Exercises

	Options Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Arthur Nadata,	112,500	905,772
Chairman and Chief Executive
Kurt Freudenberg,	—	—
Chief Financial Officer
Richard S. Schuster,	—	—
President
Paul Durando,	40,000	243,200
Former Chief Financial Officer

2007 Pension Benefits

Name	Plan Name	Number Of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Arthur Nadata,	Executive	25	600,000	0
Chairman and	Retirement Plan
Chief Executive
Kurt Freudenberg,	—	—	—	—
Chief Financial Officer
Richard S. Schuster,	Executive	25	600,000	0
President	Retirement Plan
Paul Durando,	—	—	—	—
Former Chief Financial Officer

Pursuant to the terms of the Retirement Plan, we will provide an unfunded retirement benefit to each of Messrs. Nadata and Schuster upon his retirement. Upon his Retirement, each executive will be entitled to receive for five calendar years an annual cash benefit in an amount determined by the number of years of service he has provided to the company, ranging from a minimum of $310,000 for 20 years of service to a maximum of approximately $393,000 for 25 or more years of service. Neither Mr. Freudenberg nor Mr. Durando is a participant in the Retirement Plan.

2007 Non-Qualified Deferred Compensation

The Company made no contributions pursuant to any non-qualified deferred compensation plan during  fiscal 2007.

Potential Payments Upon Termination Or Change In Control

Severance Provisions of Employment Agreements

The Officer Employment Agreements with Messrs. Nadata and Schuster provide that on the termination of his agreement, the Named Officer is entitled to certain payments, as follows:

•       Due to death or Disability  (as defined in the  employment agreement), salary and benefits for a five (5) year period based on the salary and benefits paid for the last completed fiscal year.

•       For Cause (as defined in the employment agreement), solely base salary through the date of termination.

•       Termination other than for death, disability or cause, shall be deemed to be a “Retirement” under the Retirement Plan. See both “Retirement Benefits and Deferred Compensation Opportunities”  and “2007 Pension Benefits” above.

•       Termination within six months following a Change in Control (as defined in the employment agreement), a lump sum equal to three times the average total compensation paid to the applicable employee with respect to the five fiscal years prior to the Change of Control, minus $100.

The Freudenberg Agreement provides that on the termination of his employment within six months following a Change in Control (as defined in the agreement), he is entitled to receive a lump sum equal to the amount of his Base Salary in effect at the time of such event, plus a pro-rata portion of his annual bonus, based on the bonus paid to Executive for the immediately preceding  fiscal year.

Mr. Durando’s employment agreement provides that on the termination of his employment within six months following a Change in Control (as defined in the agreement), he is entitled to receive a lump sum equal to the amount of his Base Salary for the remainder of his term of employment.

Estimation of Benefits

Set forth below is an estimation of the benefits payable to each of the Named Officers assuming that such officer’s employment were terminated within six months of a Change in Control of the Company and that the event triggering such payment occurred on February 28, 2007.

Name	Estimated Total Value of Cash Payments
Arthur Nadata	$1,395,500
Richard Schuster	$1,402,700
Kurt Freudenberg	$250,000
Paul Durando	$197,510

Stock Option and Benefit Plans

We currently have seven stock incentive plans—the Outside Directors Stock Option Plan, the 1998 Stock Option Plan, the 2000 Stock Option Plan, the 2000 Key Employee Stock Option Plan, the 2000 Outside Directors’ Stock Option Plan, the 2002 Key Employee Stock Incentive Plan and the 2002 Outside Directors’ Stock Option Plan. The plans were designed to strengthen our ability to attract and retain in our employ persons of training, experience and ability and to furnish additional incentives to officers, employees, consultants and directors. Options granted under our plans vest as determined at the time of grant by the Board of Directors or the Compensation Committee, other than the Outside Directors Stock Option Plan, the 2000 Outside Directors’ Stock Option Plan and the 2002 Outside Directors’ Stock Option Plan under which options vest over a period of two years. The term of each option is generally ten years and is determined at the time of grant by the Board of Directors or the Compensation Committee. The purchase price of the shares of common stock subject to each option granted is not less than 100% of the fair market value of our common stock at the date of grant, except that under the 1994 Stock Option Plan the exercise price could be no less than 85% nor greater than 110% of the fair market value at the date of grant. The term of each option is generally ten years and is determined at the time of grant by the Board of Directors or the Compensation Committee. In addition, we may issue shares of Restricted Stock under the 2002 Key Employee Stock Incentive Plan. Shares of Restricted Stock may be issued either alone, in addition to, or in tandem with, other awards granted under the 2002 Key Employee Plan and/or cash awards made outside of the 2002 Key Employee Plan. The Compensation Committee may determine the duration of the restriction period, during which a participant is restricted from selling, transferring, pledging or assigning the shares of stock that are the subject of the award. The restriction period will generally lapse over a period of five to seven years, during which period the continued service of the participant in good standing is required. The Compensation Committee is required to condition any lapse of a restriction period or early vesting of the right to receive Restricted Stock upon the attainment of specified performance goals as determined by them at the time of grant, including performance goals such as cumulative earnings per share or average return on equity. The Compensation Committee may also condition the vesting of restricted stock on such other factors as the committee may determine, in its sole discretion. Within these limits, the Compensation Committee may also provide for the lapse of the restriction period in installments.

All of our stock plans provide that the Compensation Committee may adjust the number of shares under outstanding awards and for which future awards may be granted in the event of reorganization, stock split, reverse split, stock dividend, exchange or combination of shares, merger or any other change in capitalization. The participants in these plans are officers, directors and employees of, or consultants to, the company and its subsidiaries or affiliates, except that our executive officers and directors are not eligible to participate in the 2000 Stock Option Plan and only non-employee directors (of which there are currently four) received or are eligible to receive grants under the Outside Directors Stock Option Plan, the 2000 Outside Directors’ Stock Option Plan and the 2002 Outside Directors’ Stock Option Plan. Except for the 1998 Stock Option Plan and the 2000 Stock Option Plan, all of our equity incentive plans were submitted to and approved by stockholders.

The following table sets forth information regarding our equity plans and other outstanding convertible securities as of February 28, 2007:

Name of Plan	Shares Issuable for Exercisable Options as of February 28, 2007	Average Exercise Prices of Outstanding Options	Shares Available for Grant at February 28, 2007
1998 Stock Option Plan	746,493	$3.97	12,068
2000 Stock Option Plan	131,500	$10.16	3,250
2000 Outside Directors’ Stock Option Plan	165,000	$10.16	—
2000 Key Employee Stock Option Plan	565,000	$8.24	—
2002 Outside Directors’ Stock Option Plan	90,600	$9.73	120,000
2002 Key Employee Stock Incentive Plan	343,105	$6.54	136,500

Summary of Fiscal 2007 Outside Director Stock Option Grants and Other Compensation

2007 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Herbert M. Gardner	24,000	70,354	—	—	—	94,354
Martin Novick	25,000	70,354	—	—	—	95,354
Dominic A. Polimeni	34,800	70,354	—	—	—	105,154
David Siegel	25,000	70,354	—	—	—	95,354

(1)          Options granted during fiscal 2007 pursuant to the automatic grant provisions of the 2002 Outside Directors’ Stock Option Plan at a price of $12.46 per share, the market price on the date of grant.

(2)          The option expense was calculated according to Financial Accounting Standard No. 123(R) Share Based Payment, which includes grants in both fiscal years 2006 and 2007 that vested in fiscal year 2007.

Directors who are not our employees receive an annual fee of $6,000 for serving as members of our Board of Directors and a meeting fee of $1,000 for each Board of Directors or committee meeting attended.

Employee Stock Ownership Plan

In January 1987, we adopted an Employee Stock Ownership Plan (“ESOP” or “Plan”) that covers substantially all of our employees. The ESOP is managed by two Trustees, Messrs. Nadata and Schuster (the “Trustees”), who vote the securities held by the Plan (other than securities of the Company which have been allocated to employees’ accounts).

The annual contributions to the Plan are to be in such amounts as the Board of Directors in its sole discretion shall determine. Each employee who participates in the Plan has a separate account and the annual contribution by us to an employee’s account is not permitted to exceed the lesser of $30,000 (or such other limit as may be the maximum permissible pursuant to the provisions of Section 415 of the Internal Revenue Code and Regulations issued thereunder) or 25% of such employee’s annual compensation, as defined under the Plan. No contributions are required of, nor shall any be accepted from, any employee.

All contributions to the Plan are invested in our securities (except for temporary investments), the Trustees having the right to purchase our securities on behalf of employees. The Trustees are considered the stockholder for the purpose of exercising all owners’ and stockholders’ rights, with respect to our securities held in the Plan, except for voting rights, which inure to the benefit of each employee who can vote all shares held in his account, even if said shares are not vested. Vesting is based upon an employee’s years of service, with employees generally becoming fully vested after six years.

Benefits are payable to employees at retirement or upon death, disability or termination of employment, with payments commencing no later than sixty days following the last day of the Plan year in which such event occurred. Subject to the right of the employee to demand payment in the form of our Common Stock, all benefits are payable in cash or in Common Stock, at the discretion of the Trustees.

The Trustees are empowered to borrow funds for the purpose of purchasing our securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for reallocation as principal is repaid. At February 28, 2007, there were no borrowings relative to the plan. At February 28, 2007, the ESOP owned 439,418 shares at an average price of approximately $3.45 per share.

401(k) Savings Plan

We sponsor a retirement plan intended to be qualified under Section 401(k) of the Internal Revenue Code. All non-union employees over age 21 who have been employed by us for at least six months are eligible to participate in the plan. Employees may contribute to the plan on a tax-deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Code ($15,500 in calendar 2007). Company contributions are discretionary. Effective with the plan year ended February 28, 2007, we have elected to make matching contributions at the rate of $ .25 per dollar contributed by each employee up to a maximum of 1% of an employee’s salary vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of any employee’s service with us, our matching contributions are fully vested. As of February 28, 2007 approximately 347 employees had elected to participate in the plan. For the fiscal year ended February 28, 2007, we contributed $307,000 to the plan, of which $7,474 was a matching contribution of $2,800 for each of Mr. Nadata and Mr. Schuster and $1,874 for Mr. Freudenberg.

COMPANY STOCK PERFORMANCE GRAPH

The following Performance Graph compares our cumulative total stockholder return on our common stock for a five-year period (February 28, 2002 to February 28, 2007) with the cumulative total return of the NASDAQ Market Index (which includes our company) and a peer group of companies selected by us for purposes of the comparison. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Nu Horizons Electronics Corp., The NASDAQ Composite Index
And A Peer Group

* $100 invested on 2/28/02 in stock or index-including reinvestment of dividends.
Fiscal year ending February 28.

Peer group includes All American Semiconductor, Arrow Electronics Inc., Avnet Inc., Bell Microproducts Inc, Jaco Electronics Inc., Pioneer Standard Electronics and Reptron Electronics Inc.

FINANCIAL STATEMENTS

A copy of our Annual Report of Stockholders for the fiscal year ended February 28, 2007 has been provided to all stockholders as of June 15, 2007. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

ADDITIONAL INFORMATION

Cost of Solicitation

The cost of soliciting proxies in the accompanying form, estimated to be $60,000, has been or will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay. McKenzie Partners is assisting us with the solicitation of proxies for a fee of $6,500, plus out-of-pocket expenses.

Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than February 22, 2008 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than May 8, 2008. If notice of any stockholder proposal is received after May 8, 2008, then the notice will be considered untimely and we are not required to present such proposal at the 2008 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after May 8, 2008 at the 2008 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal.

A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not considered proxy soliciting material.

By Order of the Board of Directors,

Richard S. Schuster Secretary

Dated:	Melville, New York June 22, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

NU HORIZONS ELECTRONICS CORP.

August 10, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

20330000000000000000 9	081007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election to Class II of the nominees listed below, as set forth in the proxy statement;		2. Ratification of the appointment of Lazar, Levine & Felix, LLP as auditors for fiscal 2008.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Dominic A. Polimeni	3. Any other matters that properly come before the meeting.
O Richard S. Schuster
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Kurt Freudenberg	THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, AND EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON
☐ FOR ALL EXCEPT (See instructions below)

SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE
NOMINEE(S) BY FOLLOWING THE INSTRUCTION TO THE LEFT. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: O

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

NU HORIZONS ELECTRONICS CORP.

BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING

August 10, 2007

The undersigned hereby appoints Arthur Nadata and Richard S. Schuster, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in Nu Horizons Electronics Corp., a Delaware corporation, at the annual meeting of stockholders scheduled to be held August 10, 2007 and any adjournments thereof.

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

14475  ☐